Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated November 27, 2020 in Amendment No. 17 to the Registration Statement (Form N-1A; File No. 811-22946) of Guggenheim Strategy Funds Trust on the financial statements and financial highlights of each of the series constituting Guggenheim Strategy Funds Trust included in the Annual Report to shareholders for the year ended September 30, 2020.

/s/ Ernst & Young LLP

Tysons, Virginia
January 28, 2021